Exhibit 10.4

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is made and entered into, and is effective, as of December 15, 2010 (the “Effective Date”), by and between BCSD PROPERTIES, L.P., a California limited partnership (successor to IRP Muller Associates, LLC, a Delaware limited liability company and Aston Muller Associates, a California general partnership) (“Landlord”) and NEWPORT CORPORATION, a Nevada corporation (“Tenant”). All capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Lease (as defined herein).

R E C I T A L S:

A. Landlord and Tenant are parties to that certain Lease Agreement dated for reference purposes only as of March 27, 1991, as amended by those certain letter agreements dated March 28, 1991, and May 22, 1991, and as further amended by that certain First Amendment to Lease dated January 31, 2002, and that certain Second Amendment to Lease dated September 28, 2004 (collectively, the “Lease”) pursuant to which Landlord leases to Tenant and Tenant leases from Landlord that certain real property located at 16700 Aston Street, 1771 Deere Avenue and 1791 Deere Avenue, Irvine, California (collectively, the “Real Property”) together with the Improvements, all as more particularly described in the Lease. The Real Property and the Improvements are hereafter referred to collectively as the “Premises.”

B. Landlord and Tenant desire to modify the Lease including extending the Term of the Lease and modifying the Base Rent payable by Tenant under the Lease.

NOW, THEREFORE, for a valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Extension of the Term. Paragraph 2.2 of the Lease (Term) is hereby amended to provide that the Term of the Lease is extended until February 28, 2022, subject to further extension pursuant to the terms of Paragraph 3 of the Lease.

2. Options to Extend. Section 3.1 of the Lease is hereby amended to provide that Tenant is hereby granted two (2) options to extend the Term for a period of five (5) years each (the “Options to Extend”). Each Option to Extend will be excisable in the same manner as provided in Paragraph 3 of the Lease except that: (i) the Base Rent and any annual rent increases during each of the Option to Extend periods will be one hundred percent (100%) of the Fair Market Rental Rate as determined in accordance with such Paragraph 3; and (ii) each Option to Extend may be exercised no earlier than eighteen (18) months and no later than twelve months (12) months before the expiration of the Term, or the extended Term, if applicable. Such Options to Extend shall be in lieu of any extension options previously granted under the Lease, and shall apply notwithstanding Tenant’s prior exercise of its first Option to Extend.

3. Base Rent. The Base Rent under the Lease shall be modified as follows:

Lease Period	Monthly Base Rent (based on 212,283 square feet)

1/1/11 – 2/28/11	$0.60 per square foot - $127,369.80 (Current Term Base Rent Reduction)
3/1/11 – 2/29/12	$0.60 per square foot - $127,369.80 (Current Term Base Rent Reduction)
3/1/12 – 2/28/13	$0.60 per square foot - $127,369.80 (Start of 10-year Extension Term)
3/1/13 – 2/28/14	$0.62 per square foot - $131,615.46
3/1/14 – 2/28/15	$0.64 per square foot - $135, 861.12
3/1/15 – 2/29/16	$0.66 per square foot - $140,106.78
3/1/16 – 2/28/17	$0.68 per square foot - $144,352.44

3/1/17 – 2/28/18	$0.70 per square foot - $148,598.10
3/1/18 – 2/28/19	$0.72 per square foot - $152,843.76
3/1/19 – 2/29/20	$0.74 per square foot - $157,089.42
3/1/20 – 2/28/21	$0.76 per square foot - $161,335.08
3/1/21 – 2/28/22	$0.80 per square foot - $169,826.40

4. Cash Consideration. Upon execution of this Amendment, as consideration of execution of this Amendment by Tenant, Landlord shall pay to Tenant the sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

5. Tenant’s Performance of Maintenance Obligations. As required by the Lease, Tenant shall continue to maintain the Premises. Additionally, Tenant shall perform the needed repairs and replacement of the following no later than December 31, 2013, more particularly identified in the report prepared by Michael J. Carson of Grubb & Ellis Company and referenced in an email dated October 15, 2010 from Mr. Carson to Wade Tift and Kirby Greenlee of Grubb & Ellis Company (the “Required Repairs”) (Note: Paragraph 8.2 of the Lease (Reimbursement for Unamortized Cost of Repairs) shall not apply to the Required Repairs). The estimated cost of the Required Repairs is One Million Six Hundred Thousand Dollars ($1,600,000). No later than thirty (30) days after completion of all of the Required Repairs, but no later than each February 1st with respect to any Required Repairs completed since the previous report delivered to Landlord with respect to the Required Repairs, Tenant will submit to Landlord in writing the actual cost breakdown of the completed Required Repairs:

(a)	Replacement of the HVAC: (i) control system; (ii) roof top Units; and (iii) boilers and expansion tanks;

(b)	Replacement of roof and skylights on the North Building;

(c)	Repair and/or replacement of all concrete and asphalt parking and site circulation areas; and

(d)	Repair and/or replacement of plumbing system components that are inefficient and/or not in compliance with law.

6. New Tenant Improvements to Premises. In addition to the Required Repairs, Tenant intends to make additional tenant improvements to the Premises in accordance with the Lease (the “Additional Tenant Improvements”). The estimated cost of the Additional Tenant Improvements is expected to be in excess of One Million Dollars ($1,000,000). No later than thirty (30) days after completion of all of the Additional Tenant Improvements, but no later than each February 1st with respect to any Additional Tenant Improvements completed since the previous report delivered to Landlord with respect to the Additional Tenant Improvements, Tenant will submit to Landlord in writing the actual cost breakdown of the completed Additional Tenant Improvements.

7. Subordination, Non-Disturbance and Attornment Agreement. Without limiting Landlord’s obligations under Paragraph 19.3 of the Lease, Landlord shall deliver to Tenant, within thirty (30) days following the execution of this Amendment by both parties, Subordination, Non-Disturbance and Attornment Agreements reasonably acceptable to Tenant from all ground lessors, mortgage holders or lien holders then in existence who have not previously entered into such agreements with Tenant.

8. Holdover. The reference to “one hundred fifty percent (150%)” in Paragraph 20 of the Lease is hereby revised to read “one hundred twenty-five percent (125%) and the reference to “thirty (30) days” in such paragraph is hereby revised to read “sixty (60) days”.

9. Restoration of Premises at Termination. This will confirm that, with respect to all Alterations previously made by Tenant currently in place at the Premises that were duly approved by Landlord in accordance with the Lease (the “Existing Alterations”), upon termination or expiration of the Lease, Tenant shall not be obligated to remove from the Premises any of the Existing Alterations. Concurrently with the execution of this Amendment, Tenant is providing to Landlord copies of all requests to Landlord, and consents of Landlord, with respect to the Existing Alterations.

10. Deletion of Nonapplicable Paragraphs. The following are hereby deleted in their entirety from the Lease: (i) Paragraphs 1.2 (Condition and Delivery of the Premises); 2.4 (Early Entry into Premises), 4.2 (Consumer Price Index), 4.3 (Free Rent), 32 (Tenant’s Right to Terminate Lease) and 34 (Option to Purchase); and (ii) Exhibit D.

11. Broker’s Commissions. The first two (2) sentences of Paragraph 37.5 (Brokers) of the Lease are hereby deleted in their entirety and the following is hereby substituted in lieu thereof:

“Kirby Greenlee/Wade Tift of Grubb & Ellis solely represent Tenant, and Scott Read of Grubb & Ellis solely represents Landlord. Each of the representatives from Grubb & Ellis (collectively, “Brokers”) shall be compensated by Landlord pursuant to separate written agreements between the parties.”

12. Due Authority. Each of the signatories of the parties to this Amendment represent and warrant that they have the authority to duly execute and deliver this Amendment on behalf of such party and that such party has duly authorized the execution, delivery and performance of this Amendment.

13. Counterparts; Signatures. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same Amendment. The exchange of copies of this Amendment and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Amendment by the parties. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

14. Effect of Amendment. Except as expressly modified, altered or supplemented herein, all of the provisions of the Lease remain in full force and effect and are hereby incorporated herein; provided, however, that in the event of any conflict between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Third Amendment to Lease effective as of the Effective Date.

LANDLORD

BCSD PROPERTIES, L.P., a California limited partnership

By:	BRINDERSON HOLDINGS COMPANY, a California corporation, General Partner

	By:	/s/ Gary L. Brinderson

	Title:	Chairman

TENANT

NEWPORT CORPORATION, a Nevada corporation

By:	/s/ Charles F. Cargile

Title:	Senior Vice President and Chief Financial Officer

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